                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549


                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported):  July 31, 2001

                            Star Gas Partners, L.P.
--------------------------------------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)



          Delaware                                     33-98490                          06-1437793
----------------------------------------               --------                          ----------
(State or Other Jurisdiction                   (Commission File Number)                 (IRS Employer
Of Incorporation or Organization)                                                    Identification No.)

 2187 Atlantic Street, Stamford, CT                                                         06902
----------------------------------------                                                 ------------
(Address of Principal Executive Offices)                                                 (Zip Code)

Registrant's telephone number, including area code:       203-328-7300
                                                          ------------

         Item 2. Acquisition or Disposition of Assets.

          On July 31, 2001, a subsidiary of Star Gas Partners, L.P., a Delaware limited partnership (the "Partnership"), signed an agreement to acquire the equity of Meenan Oil Co., L.P., a Delaware corporation ("Meenan") and its affiliates for a purchase price of approximately $120 million, payable in cash and subject to certain working capital and other adjustments. Meenan is the third largest home heating oil distributor in the United States. Meenan has aggregate annual sales of approximately 129.4 million gallons of heating oil and serves approximately 110,000 home heating oil customers from 8 branch locations in New York, New Jersey and Pennsylvania. All of these branches are either within or contiguous to the Partnership's home heating oil division's existing area of operations.

          The amount of consideration for Meenan was determined by arms length bargaining between the Partnership and Meenan.

          The closing of the acquisition is subject to compliance with normal closing conditions. The Partnership intends to fund the acquisition through the issuance of additional debt and equity securities.

          The agreement generally provides that the sellers shall indemnify the buyer against damages arising from breaches of representations and warranties, covenants and unknown liabilities (other than with respect to environmental matters) subject to certain thresholds and maximum damage limits.

     Item 5.  Other Events

          The Partnership is filing pursuant to this Form 8-K the following historical press release: Star Gas Significantly Expands Petro Heating Oil Operations with $120 Million Acquisition of Nation's Third Largest Retail Distributor; Reports Fiscal Q3 Results; Declares $0.575 Quarterly Distribution On All Units (Released August 1, 2001).

STAR GAS SIGNIFICANTLY EXPANDS PETRO HEATING OIL OPERATIONS WITH $120 MILLION ACQUISITION OF NATION'S THIRD LARGEST RETAIL DISTRIBUTOR; REPORTS FISCAL Q3 RESULTS; DECLARES $0.575 QUARTERLY DISTRIBUTION ON ALL UNITS

          STAMFORD, CT (August 1, 2001) -- Star Gas Partners, L.P. ("Star") (NYSE: SGU, SGH), a diversified home energy distributor and services provider, specializing in heating oil, propane, electricity and natural gas, today announced it has signed a definitive agreement to purchase Meenan Oil, Inc. ("Meenan") of Syosset, NY for approximately $120 million. Meenan, founded in 1934, is believed to be the third largest retail home heating oil company in the country with $254 million in revenues for the twelve months ended March 31, 2001. For that same period, Meenan had pro forma EBITDA of $21.6 million, which would have increased Star's EBITDA by 22% and would have resulted in Distributable Cash Flow accretion of 23 cents per unit. Meenan will continue to be operated as a separate business unit under the direction of its current management team led by Vice President-Operations Dan Donovan.

          In addition to this purchase, the Partnership acquired seven additional businesses, five heating oil and two propane, since April 1, 2001. This would bring to 18 the acquisitions made since the beginning of fiscal year 2001. The heating oil companies purchased since the beginning of the third fiscal quarter are Charles L. Booth of North Kingstown, RI; Radiant Fuel Co., Inc. of Newton, MA; Tuthill & Young Oil of Port Jefferson, NY; C & W Oil of Monroe, CT; and Armstrong Heating & Air Conditioning Co., located in Levittown, PA. The two propane companies are SAAM Oil Company, Inc. of Scales Mound, IL and Quality Propane Service, Inc. of Gwinn, MI.

          Star also reported today its results for the nine months and three months ended June 30, 2001. For the nine month period, before the impact of SFAS No.133, Star's EBITDA grew 32% to $113.9 million, from $86.5 million in the year-ago period. Net income per unit, before the impact of SFAS No.133, increased 11% to $2.36 per unit, compared to $2.13 for the first nine months of fiscal 2000. As a result of this performance, Star's Distributable Cash Flow for the twelve months ended June 30, 2001, before the impact of SFAS No.133, was $56.8 million, or $2.67 per unit.

          These nine-month results are primarily attributable to a 24% volume increase largely due to the 30 businesses Star purchased over the past 21 months. This acquisition program accounted for a 25% increase in EBITDA. The Company's nine-month performance was also enhanced by a) a return to relatively normal temperatures compared to the 10% warmer than normal weather experienced during the prior year's nine months ended June 30, 2000; b) the Company's focus on operating excellence and customer service which enabled it to continue to improve gross profit margins, despite the higher energy costs experienced this past year; and c) to increased air conditioning, heating equipment and appliance sales.

          For the three months ended June 30, 2001, Star's volume increased approximately 17% to 76.1 million gallons, from 65.4 million gallons in the comparable period in 2000, despite 12% warmer than prior year temperatures in the quarter. In addition, gross profit margins increased approximately 4.5 cents per gallon in the fiscal 2001 third quarter, versus the same period in 2000. The fiscal third quarter is a non-heating season period, when seasonal losses generally increase as the Partnership grows. As a result of a higher reserve on doubtful accounts, as well as Star's larger size due to acquisitions, for the three months ended June 30, 2001, the Partnership's EBITDA loss, before the impact of SFAS No.133, increased to $9.0 million, from $5.1 million in the same period in fiscal 2000, and its net loss per unit, before the impact of SFAS No.133, increased to $1.28 per unit, from $1.15 per unit in the third quarter of fiscal 2000.

          Star also declared today its $.575 per unit Minimum Quarterly Distribution on all units for the quarter ended June 30, 2001, payable on August 14, 2001 to Unitholders of record on August 6, 2001. Star's Partnership Agreement provides that 303,000 Senior Subordinated Units are to be distributed proportionally to holders of its Senior Subordinated (NYSE:SGH), Junior Subordinated and General Partner Units, at the end of any twelve month period in which its heating oil division has an Adjusted Operating Surplus in excess of $2.90 per unit. This will take place for a maximum of three non-overlapping twelve-month periods ending December 31, 2003. While Star's heating oil division generated an Adjusted Operating Surplus of $3.37 per unit, on an accrual basis, for the twelve months ended June 30,2001, on a cash basis its Adjusted Operating Surplus for the period was below the $2.90 per unit necessary to distribute the 303,000 Senior Subordinated units referred to above. It is expected however, that the cash receipts and disbursements resulting from this past year's performance will result in those units being distributed after completion of the quarter ending September 30, 2001. While the Partnership currently believes this distribution will be undertaken at that time, there can be no guarantee of that future event.

          In commenting on these developments, Chairman Irik P. Sevin, stated:
"We view Meenan, which provides us with over 100,000 new retail heating oil customers, as an excellent, virtually seamless fit with our existing operation, which is already the nation's leader. Importantly, six of Meenan's eight divisions operate within Petro's markets, with the other two in contiguous areas and Meenan's 60-year focus on operating excellence fits well with our business philosophy. Our plan is to operate Meenan as a separate business unit under its strong management team. We also hope to sell other rationally related products such as air conditioning to our new Meenan customers."

          Mr. Sevin, continued, "We are also extremely pleased with Star's strong financial performance over the past nine months and the most recent quarter. Star's active and successful acquisition program - 30 purchases over the past 21 months - has grown the Partnership's top line volume by approximately 15%, and through operating excellence, this growth has translated into 25% higher EBITDA. Additionally, the significant attention and resources Star has devoted to developing an organization focused on operating excellence and customer satisfaction has enabled us to improve margins even in a high energy cost environment."

          Star Gas Partners, L.P., is a leading distributor of home heating oil, propane and deregulated natural gas and electricity. Through its wholly owned Petro subsidiary, Star is the nation's largest retail distributor of home heating oil, serving approximately 385,000 customers in the Northeast and Mid-Atlantic. Star is the nation's eighth largest retail propane distributor, serving approximately 260,000 customers throughout the Midwest and Northeast. Star owns a controlling 72.7% interest in Total Gas and Electric, which sells natural gas and electricity in the Northeast and Mid Atlantic to 70,000 customers.

          This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the effects of the weather on the Partnership's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane, home heating oil, natural gas and electricity distribution industries.

                           (financial tables follow)
                    STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           (in thousands) (unaudited)

                                                           Three Months Ended
                                                                June 30,
                                                --------------------------------------
                                                       2001                2000
                                                       Actual             Actual
                                                       ------             ------
Sales                                                  $166,052            $130,163
Costs and expenses:
 Cost of sales                                          123,269              94,756
 Operating expenses                                      54,063              40,483
 TG & E customer acquisition expense                        525                 932
 Depreciation and amortization                           11,031               8,847

                                                           Three Months Ended
                                                                June 30,
                                                --------------------------------------
                                                       2001                2000
                                                       Actual             Actual
                                                       ------             ------
 Unit compensation expense                                 772                 599
 Net gain (loss) on sales of assets                        (21)                  6
                                                      --------            --------
   Operating income                                    (23,629)            (15,448)
Interest expense, net                                    7,887               6,608
Amortization of debt discount                              161                 141
                                                      --------            --------
Loss before income taxes and minority interest         (31,677)            (22,197)
Minority interest in net loss of TG & E                      -                (251)
Income tax expense                                         114                  45
                                                      --------            --------
 Net loss                                             $(31,791)           $(21,991)
                                                      ========            ========

General Partners' interest in net loss                $   (449)           $   (374)
                                                      --------            --------

Limited Partners' interest in net loss                $(31,342)           $(21,617)
                                                      ========            ========

Basic net loss per limited partner unit                 $(1.38)             $(1.15)
                                                      ========            ========

Diluted net (loss) per limited partner unit             $(1.38)             $(1.15)
                                                      ========            ========
Weighted average number of limited partner
 units outstanding:
   Basic                                                22,767              18,872
   Diluted                                              22,767              18,872

Supplementary Data:
 Retail propane gallons sold                            17,746              15,908
 Home heating oil gallons sold                          58,373              49,451

Distributable Cash Flow:
 EBITDA (a)                                           $(11,280)           $ (5,076)
 Less: Interest expense, net                            (7,887)             (6,608)
   Maintenance capital expenditures                       (638)               (950)
   Income taxes                                           (114)                (45)
                                                      --------            --------
      Distributable Cash Flow                         $(19,919)           $(12,679)
                                                      ========            ========

(a) EBITDA is defined as operating income (loss) plus depreciation and amortization, TG & E customer acquisition expense and unit compensation expense, less net gain (loss) on sales of assets. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

                          (nine-month results follow)

                    STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           (in thousands) (unaudited)

                                                            Nine Months Ended
                                                                June 30,
                                                  ------------------------------------
                                                       2001                2000
                                                       Actual             Actual
                                                  ----------------   -----------------
Sales                                                  $960,003            $638,744
Costs and expenses:
 Cost of sales                                          672,541             416,924
 Operating expenses                                     176,798             135,336
 TG & E customer acquisition expense                      1,896                 932
 Depreciation and amortization                           31,050              25,447
 Unit compensation expense                                1,991                 599
 Net gain (loss) on sales of assets                          21                  56
                                                       --------            --------
   Operating income                                      75,748              59,562
Interest expense, net                                    25,007              19,981
Amortization of debt discount                               457                 398
                                                       --------            --------
Income before income taxes and minority interest         50,284              39,183
Minority interest in net loss of TG & E                       -                (251)
Income tax expense                                        1,753                 373
                                                       --------            --------
Income before cumulative effect of change in
 accounting principle                                  $ 48,531            $ 39,061
                                                       ========            ========

Cumulative effect of change in accounting                 1,466                   -
 principle for adoption of SFAS No. 133                --------            --------
 Net income                                            $ 49,997            $ 39,061
                                                       ========            ========

General Partners' interest in net income               $    745            $    691
                                                       ========            ========

Limited Partners' interest in net income               $ 49,252            $ 38,370
                                                       ========            ========

Basic net income per limited partner unit                 $2.28               $2.13
                                                       ========            ========
Diluted net income per limited partner unit               $2.27               $2.13
                                                       ========            ========
Weighted average number of limited partner
 units outstanding:
   Basic                                                 21,603              18,056
   Diluted                                               21,716              18,056
Supplementary Data:
 Retail propane gallons sold                            115,746              91,088
 Home heating oil gallons sold                          394,648             319,126

Distributable Cash Flow:
 EBITDA (a)                                            $110,664            $ 86,484

                                                            Nine Months Ended
                                                                June 30,
                                                  ------------------------------------
                                                       2001                2000
                                                       Actual             Actual
                                                  ----------------   -----------------

 Less:  Interest expense, net                         (25,007)            (19,981)
       Maintenance capital expenditures                (1,912)             (2,462)
       Income taxes                                    (1,753)               (373)
                                                     --------            --------
       Distributable Cash Flow                       $ 81,992            $ 63,668
                                                     ========            ========

          EBITDA is defined as operating income (loss) plus depreciation and amortization, TG & E customer acquisition expense and unit compensation expense, less net gain (loss) on sales of assets. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

     Item 7.  Financial Statements, Pro Forma Financial Information and
              Exhibits.

          (a) Financial Statements of Businesses Acquired:

               (i) audited annual historical financial statements of Meenan for the fiscal years ended June 30, 2000, 1999 and 1998;

               (ii) unaudited interim financial statements of Meenan for the nine month periods ended March 31, 2001 and 2000.

          (b) Pro Forma Financial Information:

               Statement of operations for the Partnership for the fiscal year ended September 30, 2000 and for the six months ended March 31, 2001 and a pro forma balance sheet as of March 31, 2001.

          (c)  Exhibits:

               Exhibit
               Number     Exhibit
               ------     -------
               10.1       Purchase Agreement
               23.1       Consent of KPMG LLP relating to Meenan audited financial statements.
               99.1       Audited annual historical financial statements of Meenan for the fiscal years ended June 30, 2000, 1999 and 1998.
               99.2       Unaudited interim financial statements of Meenan for the nine month periods ended March 31, 2001 and 2000.
               99.3       Pro forma Statement of operations for the Partnership for the fiscal year ended September 30, 2000 and for the six months ended March 31,
                          2001 and a pro forma balance sheet as of March 31, 2001.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              STAR GAS PARTNERS, L.P.
                              By:  Star Gas, LLC, as General Partner



                              By: /s/ Irik P. Sevin
                                  ------------------------------------
                                  Name:   Irik P. Sevin
                                  Title:  Chairman of the Board
                                          and Chief Executive Officer
Date: August 3, 2001

                               INDEX TO EXHIBITS


Exhibit
Number     Exhibit
------     -------

10.1       Purchase Agreement
23.1       Consent of KPMG LLP relating to Meenan audited financial statements.
99.1 Audited annual historical financial statements of Meenan for the fiscal years ended June 30, 2000, 1999 and 1998.
99.2 Unaudited interim financial statements of Meenan for the nine month periods ended March 31, 2001 and 2000.
99.3 Pro forma Statement of operations for the Partnership for the fiscal year ended September 30, 2000 and for the six months ended March 31, 2001 and a pro forma balance sheet as of March 31, 2001.